Exhibit (c)(6) Project Blazing Star Board of Directors Discussion December 23, 2024 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn (“Defined term for other relevant party”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied uponsuch forecasts, as provided by Blazing Star’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions asineffect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Executive Summary § Saturn continues to exhibit significant engagement and dedication of resources to the transaction; diligence has progressed meaningfully with Saturn being close to completing a critical mass of their material business diligence – We will discuss later in the presentation some of Saturn’s preliminary diligence findings th § Saturn shared draft commitment papers from four lenders (JPM, BofA, WF, UBS) on November 27 for ~$12.3bn of funded debt and $15.1bn of total debt (inclusive of unfunded revolvers), as well as a “seriously [***] th interested” letter from on December 20 for $3.0bn of preferred equity – Saturn has expanded the group of lenders in discussions to include an additional five banks (GS, Citi, DB, Mizuho, Jefferies) and nine additional specialized lenders (US Retail Financing, Preferred Equity Financing) th § Since the WSJ story on December 10 , neither the Company nor Centerview have received any credible expression of potential interest in Blazing Star as a whole. There have been a few indications of potential interest in select businesses, mostly in US Healthcare § Since the leak, Blazing Star’s stock price has traded off its peak to an ~8% premium from the “unaffected” price th ($8.85 as of the close on December 9 ) – Research analysts have noted the difficulty of completing such a transaction, which has tempered the stock reaction § We expect to receive an updated bid subject to only confirmatory diligence and contract negotiation the week th of January 6 and will assess that proposal in the context of the Company’s financial plan and diligence findings – We expect in conjunction with the next bid to receive a detailed review of the proposed financing structure and likely lenders § Saturn has stated its intention to be in position to sign a binding agreement by the end of January, subject, of course, to the Board’s approval 2

-- Highly Confidential -- Update on Saturn Diligence to Date § Saturn has continued to demonstrate a seriousness of intent, dedicated substantial internal resources as well as expended significant funds on outside experts, especially BCG, PWC and Overview of Davis Polk Saturn § Saturn has completed a substantial portion of its business diligence, and has spent two weeks on Engagement focused in-person diligence working sessions with significant access to Blazing Star’s management Diligence Discussions Key Files & Priority Held to Date Information Shared Outstanding Items § Company transaction expenses ü 3YP detail including cash flow 41 meetings (~55 hours) and anticipated closing liabilities ü Store database USRP + (Extensive deep dives on § PBM receivables follow ups ü BCG market reports Corporate retail, pharmacy and 3YP) ü Specialty detail § Real Estate requests § Private brand performance ü Executive management reports 26 meetings (~50 hours) ü 3YP detail by business Boots / § Store employee trends (Store Visit, Boots and Rest of ü Profitability by store International § Pharmacist expense, vacancy rates International Overviews, 3YP) ü Sales by category breakdown and staffing levels ü 2024 process materials§ Key major diligence items to date 5 meetings (~12 hours) have been answered ü Detailed site-by-site model (SHS Overview, Shields ü Renewals deep dive SHS Deep Dive w/ mgmt.) ü Customer contracts ü BoD materials, LTM financial data§ Summit store data base USHC ü Voiceover on potential outcomes 12 meetings (~18 hours) § Detail on Summit / CityMD Incl. VMD / (Business & Process Overview) ü Forbearance agreements CY24-25 EBITDA bridge CityMD / Summit ü Sales process materials / updates 3

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Diligence Findings – 3YP Upside and Challenges Impact to Annual Impact on Description Sources & Uses Ongoing CF [***] [***] § [***] [***] [***] [***] § [***] [***] [***] [***] § [***] [***] § Pursuit of VMD structural alternatives mitigates ~$400mm VMD cash burn Mitigation of (1) +~$400 – budgeted within 3YP (excluding impact of txn / bankruptcy fees) VMD Downside (total) [***] [***] § [***] [***] Reduction in Planned § Alix Partners’ store closure assumptions driven by market-based model vs. +~$200 – Store Closure Costs historical averages in 3YP reduce Non-GAAP expenses (total FY26-FY27 impact) Specialty Pharmacy § Multiple upside levers including optimized cost to fill labor model, payer growth – +~$100 [***] Improvements opportunity and synergies with Shields [***] § [***] [***] [***] § Blazing Star has 19mm-26mm incremental dilutive shares from RSUs and PSUs that (3) Updated Share Count $(250) - $(350) – were disclosed in Preliminary Proxy on 12/2/2024 (incremental to 864mm BSO) Everly § Everly settlement payment within 3YP is $79mm (initial arbitration cap) vs. $0 - $(810) – Settlement current outstanding arbitration award for ~$890mm [***] [***] § [***] [***] § $80-90mm / year capital lease principal payment excl. from 3YP cash flows Capital Lease Expense – $(80) - $(90) (although $30mm of $90mm relates to VMD) Source: Company Filings, Dollars in millions. Impact assumptions based on discussions with Saturn and management. 4 (1) Assumption reflects cash burn in forecast but does not reflect any proceeds or offsetting professional / bankruptcy fees. [***] (3) Reflects impact of incremental shares at $13.50 per share. Downside to 3YP Upside to 3YP

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Update on Saturn’s Financing § Saturn continues to make progress on its financing objectives § Following the leak and widespread knowledge of the transaction, additional bank lenders have been added to now number 9 alongside a number of specialized lenders and preferred equity investors th § In line with the prior formal update Saturn provided on November 27 , we received signed, albeit conditional, commitment letters from the four initial banks and have since received a signed letter of support [***] from detailing their interest in providing the preferred equity § We would expect to receive in conjunction with the next update on value, revised and detailed commitment letters outlining the proposed structure, likely lenders and their respective commitments to the financing § Lenders are progressing their diligence alongside in parallel with Saturn and we would expect both to complete at the same time § We expect the initial proposed structure to endure: – U.S. Retail Business - $4.0bn funded ($5.5bn total) à Provided via a single $5.5bn Asset Based Revolver, coupled with $1-2bn of permanent Asset Based Term Loans – Parent Level Financing - $8.3bn funded ($9.55bn total) à Consisting of $4.0bn of Term Loan B, $3.3bn of Secured High Yield Notes, up to $1bn of Unsecured High Yield Notes; and Supported with $1.25bn of working capital facilities – Up to $3bn of Preferred Equity § While financing providers are making progress and appear very engaged, final documentation, committee approvals and delivery of an enforceable and binding financing commitment remain a high focus risk 5

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. -- Highly Confidential -- Saturn Ability to Pay Analysis Assumes Saturn Underwrites 100% of Management’s Financial Plan Illustrative Offer Price Per Share 5yr IRR and Cash-on-Cash Returns; Assumes 6.0x EBITDA Exit Multiple and Current Capitalization $12.50 $13.00 $13.50 $14.00 IRR 32% 29% 25% 23% Mgmt. 3YP With Current Cash-on-Cash Returns 4.1x 3.5x 3.1x 2.8x Capitalization Required Total Equity Check $2.8 $3.3 $3.7 $4.1 IRR 28% 25% 22% 20% Mgmt. 3YP With $500mm NWC Cash Cash-on-Cash Returns 3.5x 3.1x 2.7x 2.5x Shortfall Required Total Equity Check $3.3 $3.8 $4.2 $4.6 Mgmt. 3YP With IRR 25% 22% 20% 18% $500mm NWC Cash Cash-on-Cash Returns 3.0x 2.7x 2.5x 2.3x Shortfall + $500mm Everly Settlement Required Total Equity Check $3.8 $4.3 $4.7 $5.1 Commentary [***] § Current capitalization reflects outstanding net debt and assumes § Potential cash needed to fund liabilities and/or any NWC shortfall has a 1:1 impact on required equity check, assuming debt and preferred quanta are fixed (i.e. Saturn has maximized available financing) § Similarly, each additional $1 per share in offer price requires $889mm in incremental equity (assuming debt and preferred are fixed) § IRRs and cash returns reflect 100% achievement of Blazing Star’s 3YP 7 Source: Blazing Star management and Saturn. Note: Dollars in billions unless otherwise stated.

-- Highly Confidential -- Overview of “Go-Shop” Combination of WSJ story and a “go shop” help maximize the potential for a competitive process § As we have previously discussed, in situations like this, the Company can choose to do a pre-signing market check or one post-signing (a so-called “go shop” provision) th § The December 10 leak has in effect allowed for a type of market check – with no strategic or financial buyer reaching out to the Company or Centerview with respect to interest in the WholeCo § Centerview and K&E have recommended, and the transaction committee has agreed, that under the circumstances, including the leak, the value can be validated via entertaining pre-signing inbounds resulting from the leak and a post-signing go-shop § A “go-shop” period allows the Board of Blazing Star to proactively seek out competing offers for a defined period of time, while retaining the benefit of a signed agreement with Saturn § Saturn’s offer price would act as a floor and any new acquiror would have to exceed that price § Saturn would have customary matching rights in connection with a higher third-party bid post-signing § To compensate Saturn for any risk that they are “topped” and the work they put in to reach a signed agreement, any new acquiror would have to pay Saturn a break fee th th (1) – The avg. company termination fee was 3.0% (25 percentile was 2.8% and 75 percentile was 3.3%) – Break fee often lower during the go-shop window (typically ~1/2) and then reverts to the normal level § For recent $5bn+ TEV take-private transactions with a go-shop, the length of the go-shop period was between (2) 25 to 60 days after signing, with the majority being ~45 days in length § Importantly, the go-shop period runs concurrently with Saturn’s required regulatory / SEC approvals and financing process, thus the timing to close is not impacted unless a competing bid emerges 10 (1) In completed deals during the last five years with an enterprise value of at least $5 billion involving a financial sponsor buyer. (2) Reflects precedent U.S. LBO transactions with implied TEV >$5bn across industries since 2019. N=31.

-- Highly Confidential -- Framework for Evaluating a Revised Saturn Proposal § To evaluate Saturn’s initial proposal, Centerview considered two key analyses during the th October 27 Board meeting: – Future Share Price Analysis – Discounted Cash Flow (including sensitivity analyses) § As the Company has progressed through diligence with Saturn, a number of upsides and downsides have been identified relative to both the Sources & Uses and 3YP that will impact our analysis – Centerview continues to articulate to Saturn upside opportunities across the business segments in an ongoing effort to further support the capital structure and 3YP, and counter any diligence deducts Saturn may push § Centerview intends to provide an updated valuation analysis for the Board taking into consideration these findings, upon receipt of a revised offer § Pages that follow review the previously shared valuation analysis 11

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